***REVISED***

PRICING SUPPLEMENT NO. 96-45 Dated February 13, 1997    Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996       File No. 33-64357



                       BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                          (Book Entry Notes)


JP Morgan Securities Inc. purchased $64,000,000 principal amount of these Medium-Term Notes, Series H, maturing on April 2, 2002, at a principal price of $63,943,526.00 for resale to investors from time to time at prices based on market conditions at the time of resale.



      Floating Rate Notes Due 9 Months or More from Date of Issue


Maturity Date:  April 2, 2002          Interest Reset Dates:
                                        Same as Interest Payment Dates
Interest Rate Basis:
  LIBOR                                 Settlement Date (Issue Date):
                                        February 19, 1997
Specify Other Base Rate: N/A
                                       Calculation Agent:
Index Maturity: 3-month (See            The Chase Manhattan Bank
 Special Provisions)
                                       Optional Repayment Date(s):
Spread: plus 0.21%                      N/A

Spread Multiplier: N/A                 Additional Terms:
                                        For the purposes of the Notes
Maximum Interest Rate: N/A              contemplated hereunder, interest
                                        payments will include interest
Minimum Interest Rate: N/A              accrued to, but excluding the
                                        Interest Payment Date.
Interest Payment Dates:
 The 1st day of each January, April,   Special Provistions
 July, and October commencing on        The Index Maturity to be used on
 April 1, 1997 through and including    the initial Interest Reset Date
 January 1, 2002 with a long last       (the Settlement Date) shall be
 coupon payment on April 2, 2002.       the straight average of 1-month
                                        and 2-month LIBOR.
Intial Interest Rate:
 Determined as if the Settlement
 Date was an Interest Reset Date.